Exhibit 23
[Annual Report on Form 10-K]

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Evergreen Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 333-36303) Form S-8 (No. 33-27062), Form S-8 (No.
2-71111) and Form S-8 (No. 33-4488) of Evergreen Bancorp, Inc. of our report dated January 23, 1998, relating to the consolidated statements of condition of Evergreen Bancorp, Inc. and subsidiaries as December
31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 which report appears in the December 31, 1997 Annual Report on Form 10-K of Evergreen Bancorp, Inc.

/S/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
March 25, 1998
Albany, NY